Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2010, with respect to the 2009 consolidated financial statements of ReachLocal, Inc. (“Company”), and our report dated December 22, 2009, with respect to the 2009 financial statements of ReachLocal Australia Pty Ltd., appearing in the Prospectus dated May 20, 2010 filed by the Company pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-163905 on Form S-1. We hereby consent to the incorporation by reference of said reports in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Woodland Hills, California

February 16, 2011